Free Writing Prospectus (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011, and the Product Supplement ARN-1 dated May 27, 2011)	Filed Pursuant to Rule 433 Registration No. 333-169119

Subject to Completion

Preliminary Term Sheet dated February 22, 2013

The notes are being issued by Barclays Bank PLC (“Barclays”). There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” and “Additional Risk Factor” beginning on page TS-6 of this term sheet and “Risk Factors” beginning on page S-10 of product supplement ARN-1.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1) (2)	$10.00	$
Underwriting discount (1) (2)	$0.20	$
Proceeds, before expenses, to Barclays	$9.80	$

(1)

For any purchase of 500,000 units or more in a single transaction by an individual investor, the public offering price and the underwriting discount will be $9.95 per unit and $0.15 per unit, respectively.

(2)

For any purchase by certain fee-based trusts and discretionary accounts managed by U.S. Trust operating through Bank of America, N.A., the public offering price and underwriting discount will be $9.80 per unit and $0.00 per unit, respectively.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

March     , 2013

Units

$10 principal amount per unit

CUSIP No.

Pricing Date* March     , 2013

Settlement Date* April     , 2013

Maturity Date* March     , 2015

*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Accelerated Return Notes® Linked to the

S&P 500® Index

Maturity of approximately two years

The Starting Value will be the lowest closing level of the Index during a two month period beginning on the pricing date

3-to-1 upside exposure to increases in the Index, subject to a capped return of [14% to 18%]

1-to-1 downside exposure to decreases in the Index, with 100% of your investment at risk

All payments occur at maturity and are subject to the credit risk of Barclays Bank PLC

No periodic interest payments

Limited secondary market liquidity, with no exchange listing

The notes are senior unsecured debt securities and are not deposit liabilities of Barclays Bank PLC. The notes are not insured by the US Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom, or any other jurisdiction.

Accelerated Return Notes® Linked to the S&P 500® Index, due March , 2015

Summary

The Accelerated Return Notes® Linked to the S&P 500® Index, due March     , 2015 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Barclays. The notes provide you a leveraged return, subject to a cap, if the Ending Value (as determined below) of the S&P 500® Index (the “Index”) is greater than the Starting Value. If the Ending Value is less than the Starting Value (as determined below), you will lose all or a portion of the principal amount of your notes.

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”). The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from MLPF&S by calling 1-866-500-5408:

▪	Product supplement ARN-1 dated May 27, 2011:

http://sec.gov/Archives/edgar/data/312070/000119312511153078/d424b3.htm

▪	Series A MTN prospectus supplement dated May 27, 2011:

http://sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

▪	Prospectus dated August 31, 2010:

http://sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement ARN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Barclays.

Terms of the Notes

Issuer:	Barclays Bank PLC (“Barclays”)
Original Offering Price:	$10.00 per unit
Term:	Approximately two years
Market Measure:	The S&P 500® Index (Bloomberg symbol: “SPX”), a price return index.
Starting Value:

The lowest closing level of the Market Measure on any Market Measure Business Day (on which no Market Disruption Event has occurred) during the Starting Value Determination Period. The actual Starting Value will not be determined until after the pricing date and will be made available to investors in the notes after the expiration of the Starting Value Determination Period.

Starting Value Determination Period:

The period from and including the pricing date to and including the day that is approximately two months following the pricing date (or if that day is not a Market Measure Business Day, the immediately following Market Measure Business Day). The final date of the Starting Value Determination Period will be set forth in the final term sheet.

Ending Value:

The average of the closing levels of the Market Measure on each scheduled calculation day occurring during the Maturity Valuation Period. The calculation days are subject to postponement in the event of Market Disruption Events, as described on page S-24 of product supplement ARN-1.

Capped Value:	[$11.40 to $11.80] per unit of the notes, which represents a return of [14% to 18%] over the Original Offering Price. The actual Capped Value will be determined on the pricing date.
Maturity Valuation Period:	Five scheduled calculation days shortly before the maturity date
Participation Rate:	300%
Calculation Agent:	Barclays and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”).
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.20 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-11.

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit determined as follows:

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Accelerated Return Notes® Linked to the S&P 500® Index, due March , 2015

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the Index will increase moderately from the Starting Value to the Ending Value.

▪	You are willing to risk a loss of principal and return if the Index decreases from the Starting Value to the Ending Value.

▪	You accept that the return on the notes, if any, will be capped.

▪	You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪	You are willing to forgo dividends or other benefits of owning the stocks included in the Index.

▪

You are willing to accept a limited market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, and the fees charged on the notes, as described on page TS-2.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You believe that the Index will decrease from the Starting Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪	You seek principal protection or preservation of capital.

▪	You seek an uncapped return on your investment.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the stocks included in the Index.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Hypothetical Payout Profile

The below graph is based on hypothetical numbers and values.

This graph reflects the returns on the notes, based on the Participation Rate of 300% and a Capped Value of $11.60, the midpoint of the Capped Value range of [$11.40 to $11.80]. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only.

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Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Ending Value, Capped Value, and term of your investment.

The following table is based on a Starting Value of 100, the Participation Rate of 300%, and a Capped Value of $11.60 per unit. It illustrates the effect of a range of Ending Values on the Redemption Amount per unit of the notes and the total rate of return to holders of the notes. The following examples do not take into account any tax consequences from investing in the notes.

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit		Total Rate of Return on the Notes
60.00		-40.00%	$6.00		-40.00%
70.00		-30.00%	$7.00		-30.00%
80.00		-20.00%	$8.00		-20.00%
90.00		-10.00%	$9.00		-10.00%
94.00		-6.00%	$9.40		-6.00%
97.00		-3.00%	$9.70		-3.00%
100.00	(1)	0.00%	$10.00		0.00%
103.00		3.00%	$10.90		9.00%
106.00		6.00%	$11.60	(2)	16.00%
110.00		10.00%	$11.60		16.00%
120.00		20.00%	$11.60		16.00%
130.00		30.00%	$11.60		16.00%
140.00		40.00%	$11.60		16.00%
150.00		50.00%	$11.60		16.00%
160.00		60.00%	$11.60		16.00%

(1)

The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Market Measure. The actual Starting Value will be determined after the expiration of the Starting Value Determination Period.

(2)	The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

For recent actual levels of the Market Measure, see “The Index” section below. The Index is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

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Redemption Amount Calculation Examples

Example 1

The Ending Value is 80.00, or 80.00% of the Starting Value:

Starting Value:	100.00
Ending Value:	80.00

$10 ×	(80)	= $8.00 Redemption Amount per unit
100

Example 2

The Ending Value is 103.00, or 103.00% of the Starting Value:

Starting Value:	100.00
Ending Value:	103.00

$10 +	[	$10 × 300% ×	(103 – 100)	]	= $10.90 Redemption Amount per unit
100

Example 3

The Ending Value is 130.00, or 130.00% of the Starting Value:

Starting Value:	100.00
Ending Value:	130.00

$10 +	[	$10 × 300% ×	(130 – 100)	]	= $19.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $11.60 per unit
100

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Accelerated Return Notes® Linked to the S&P 500® Index, due March , 2015

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-10 of product supplement ARN-1 and page S-6 of the Series A MTN prospectus supplement identified above under “Summary.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Depending on the performance of the Index as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	Your investment return, if any, is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Index.

▪

If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes due to, among other things, the inclusion of fees charged for developing, hedging and distributing the notes, as described on page TS-11 and various credit, market and economic factors that interrelate in complex and unpredictable ways.

▪	A trading market is not expected to develop for the notes. We, MLPF&S and our respective affiliates are not obligated to make a market for, or to repurchase, the notes.

▪

Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trading in shares of companies included in the Index), and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	The Index sponsor may adjust the Index in a way that affects its level, and has no obligation to consider your interests.

▪

You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪

While we, MLPF&S or our respective affiliates may from time to time own securities of companies included in the Index, except to the extent that the common stock of Bank of America Corporation (the parent company of MLPF&S) is included in the Index, we, MLPF&S and our respective affiliates do not control any company included in the Index, and are not responsible for any disclosure made by any other company.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Material U.S. Federal Income Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page S-35 of product supplement ARN-1.

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Accelerated Return Notes® Linked to the S&P 500® Index, due March , 2015

Additional Risk Factor

The Starting Value will be determined after the pricing date of the notes.

The Starting Value of the Market Measure will be determined based on the lowest closing level of the Index during the Starting Value Determination Period. The Starting Value Determination Period will, as described above, end on a day that is approximately two months after the pricing date for the notes. As a result, the Starting Value will not be determined, and neither you nor we (nor MLPF&S or any of our respective affiliates) can be certain of what the Starting Value will be until after the pricing date and the settlement date for your notes.

Other Terms of the Notes

Occurrence of a Market Disruption Event during the Starting Value Determination Period

If a Market Disruption Event occurs on any Market Measure Business Day during the Starting Value Determination Period (any such day being a “Market Disruption Day”), the calculation agent will establish the closing level of the Index for such Market Disruption Day as follows:

▪	The closing level of the Index for the applicable Market Disruption Day will be disregarded, except as set forth below.

▪

Notwithstanding the foregoing, if a Market Disruption Event occurs for three or more consecutive scheduled Market Measure Business Days during the Starting Value Determination Period, then, on the second Market Measure Business Day on which no Market Disruption Event occurs following such Market Disruption Days, the closing level of the Index for each such Market Disruption Day will be determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances.

▪

If a Market Disruption Event occurs on the final date of the Starting Value Determination Period, then the closing level of the Index for that day will be the closing level of the Index on the first scheduled Market Measure Business Day thereafter, provided that no Market Disruption Event occurs or is continuing on that day. If a Market Disruption Event occurs on the final date of the Starting Value Determination Period and on the first two scheduled Market Measure Business Days thereafter, the calculation agent will determine or, if not determinable, estimate the closing level of the Index as of that final date on the second scheduled Market Measure Business Day after that final date.

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The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (the “Index Sponsor”). The Index Sponsor, which licenses the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of the Index Sponsor discontinuing publication of the Index are discussed in the section entitled “Description of ARNs — Discontinuance of a Market Measure” beginning on page S-29 of product supplement ARN-1. None of us, the calculation agent, or MLPF&S accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.

The Index is intended to provide an indication of the pattern of stock price movement in the U.S. equities market. The daily calculation of the level of the Index, discussed below in further detail, is based on the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

Composition of the Index

The Index Sponsor chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equities market. Relevant criteria employed by the Index Sponsor for new additions include the financial viability of the particular company, the extent to which that company represents the industry group to which it is assigned, adequate liquidity and reasonable price, an unadjusted market capitalization of US$3.5 billion or more, U.S. domicile, a public float of at least 50% and company classification (i.e. U.S. common equities listed on the NYSE and the NASDAQ stock market and not closed-end funds, holding companies, tracking stocks, partnerships, investment vehicles, royalty trusts, preferred shares, unit trusts, equity warrants, convertible bonds or investment trusts). The ten main groups of companies that comprise the Index include: Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Telecommunication Services and Utilities. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the Index to achieve the objectives stated above.

The Index does not reflect the payment of dividends on the stocks included in the Index. Because of this the return on the notes will not be the same as the return you would receive if you were to purchase those stocks and hold them for a period equal to the term of the notes.

Computation of the Index

As of September 16, 2005, the Index Sponsor has used a full float-adjusted formula to calculate the Index. With a float-adjusted index, the share counts used in calculating the Index will reflect only those shares that are available to investors, not all of a company’s outstanding shares.

The float-adjusted Index is calculated as the quotient of (1) the sum of the products of (a) the price of each common stock, (b) the total shares outstanding of each common stock and (c) the investable weight factor (“IWF”) and (2) the index divisor.

The investable weight factor is calculated by dividing (1) the available float shares by (2) the total shares outstanding. Available float shares reflect float adjustments made to the total shares outstanding. Float adjustments seek to distinguish strategic shareholders (whose holdings depend on concerns such as maintaining control rather than the economic fortunes of the company) from those holders whose investments depend on the stock’s price and their evaluation of the company’s future prospects.

Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, employee stock option plans, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by certain asset managers, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float. Effective as of September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by these asset managers, were removed from the float for purposes of calculating the Index.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, the IWF is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, the Index sponsor would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the

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company’s shares, the Index sponsor would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. For companies with multiple classes of stock, the multiple classes are combined into one class with an adjusted share count. In these cases, the stock price is based on one class, usually the most liquid class, and the share count is based on the total shares outstanding.

Changes in a company’s total shares outstanding of 5.0% or more due to public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Other changes of 5.0% or more (for example, due to company stock repurchases, private placements, an acquisition of a privately held company, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday (one week later). Changes of less than 5.0% are accumulated and made quarterly on the third Friday of March, June, September, and December.

Changes due to mergers or acquisitions of publicly held companies are made as soon as reasonably possible, regardless of the size of the change, although de minimis merger and acquisition share changes may be accumulated and implemented with the quarterly share rebalancing. Corporate actions such as stock splits, stock dividends, spinoffs and rights offerings are generally applied after the close of trading on the day prior to the ex-date. Share changes resulting from exchange offers are made on the ex-date. Changes in investable weight factors of more than five percentage points caused by corporate actions will be made as soon as possible. Changes in investable weight factors of less than five percentage points will be made annually, in September when revised investable weight factors are reviewed. A share freeze is implemented the week of the rebalancing effective date, the third Friday of the last month of each quarter, during which shares are not changed except for certain corporate actions (merger activity, stock splits, rights offerings and certain dividend payable events).

As discussed above, the value of the Index is the quotient of (1) the total float-adjusted market capitalization of the Index’s constituents (i.e., the sum of the products of (a) the price of each common stock, (b) the total shares outstanding of each common stock and (c) the investable weight factor) and (2) the index divisor. Continuity in index values is maintained by adjusting the divisor for all changes in the constituents’ share capital after the base date, which is the period from 1941 to 1943. This includes additions and deletions to the index, rights issues, share buybacks and issuances, and spin-offs. The index divisor’s time series is, in effect, a chronological summary of all changes affecting the base capital of the Index since the base date. The index divisor is adjusted such that the index value at an instant just prior to a change in base capital equals the index value at an instant immediately following that change. Some corporate actions, such as stock splits require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require adjustments to the index divisor.

Additional information on the Index is available on the following website: http://www.standardandpoors.com. Information included on this website is not part of, or incorporated by reference in, this term sheet.

The following graph shows the monthly historical performance of the Index in the period from January 2007 through January 2013. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On February 14, 2013, the closing level of the Index was 1,521.38.

This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the Index.

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License Agreement

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by us. The Index is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by us.

The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Index to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The Index is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the notes. S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing or calculating the Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index. It is possible that this trading activity will affect the value of the notes.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

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Supplement to the Plan of Distribution

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Barclays or for any purpose other than that described in the immediately preceding sentence.

Role of MLPF&S

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.075 per unit, reflecting an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with MLPF&S or one of its subsidiaries or affiliates.

All charges related to the notes, including the underwriting discount and the hedging related costs and charges, reduce the economic terms of the notes. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “Risk Factors — General Risks Relating to ARNs” beginning on page S-10 and “Use of Proceeds” on page S-21 of product supplement ARN-1.

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Accelerated Return Notes® Linked to the S&P 500® Index, due March , 2015

Material U.S. Federal Income Tax Consequences

Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in product supplement ARN-1) and you hold your notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in product supplement ARN-1 (for example, if you did not purchase your notes in the initial issuance of the notes).

There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Pursuant to the terms of the notes, you agree with us, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your notes as a pre-paid cash-settled executory contract with respect to the Market Measure. If your notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes. Such gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, your notes should be treated in the manner described above. No assurance can be given that the Internal Revenue Service or any court will agree with this characterization and tax treatment. There are other possible treatments that are described in a detailed discussion of tax considerations under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-35 of product supplement ARN-1 and one or more of these might ultimately govern the tax treatment of the notes.

For example, the Internal Revenue Service could assert that the notes initially mature on the final day of the Starting Value Determination Period and a new instrument is then issued for the remainder of the term of the notes. Under such an analysis, you could be required to recognize short-term capital gain or loss on the final day of the Starting Value Determination Period equal to the change in the value of the Notes from Settlement Date to the final day of the Starting Value Determination Period. Also, your holding period in respect of the new instrument could be treated as beginning on the first day after the final day of the Starting Value Determination Period regardless of whether you are required to recognize short-term capital gain or loss on the final day of the Starting Value Determination Period.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Non-U.S. Holders. The Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of your notes as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). You could also be required to make certain certifications in order to avoid or minimize such withholding obligations, and you could be subject to withholding (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the notes when these regulations are finalized.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Accelerated Return Notes®” and “ARNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S.

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